Exhibit 10.5
EMPLOYMENT AGREEMENT AMENDMENT 1
     THIS EMPLOYMENT AGREEMENT AMENDMENT 1 (“Amendment”) is made February 8, 2008 between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and RONALD E. SALLUZZO (“Executive”).
     This Amendment amends the Employment Agreement (“Employment Agreement”)made between Company and Executive effective as of April 30, 2007. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
     1. Section 4.7(b)(i) of the Employment Agreement is hereby amended to read in its entirety as follows:
          (i) material breach of Company’s obligations hereunder, including any assignment of duties not included within the Executive’s duties described in Section 1.2 unless previously agreed to in writing by Executive;
     2. Section 4.7(c) of the Employment Agreement is hereby amended to read in its entirety as follows:
          (c) Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment for Good Reason within ninety (90) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify that a Termination Date will occur thirty (30) days after the date of such notice unless the circumstances constituting Good Reason and identified by Executive in the Notice of Termination are remedied prior to such Termination Date. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 4.7(c), Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the thirty (30) day period after the date of the Notice of Termination, shall be binding on Executive.
     3. Section 4.9(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

     (a) If Executive is terminated without Cause, a Termination Date occurs on a June 30 due to non-renewal by the Company of the term of this Agreement under Section 2.1, or Executive terminates his employment for Good Reason, in each such case during the one year period following a Change of Control (as defined below), then the Non-Competition Period described in Section 5.2(a) shall extend for the eighteen (18) months following the Termination date, and in lieu of the payments and benefits to which Executive is entitled under Section 4.6 Executive shall receive:
          (i) the Accrued Base Obligations through the Termination Date, payable promptly after the Termination Date,
          (ii) any unpaid Performance Bonus earned for any fiscal year ended on or before the Termination Date payable on the date on which such Performance Bonus would be paid absent termination,
          (iii) an amount equal to one and one-half (1.5) times Executive’s target Performance Bonus as established by the Compensation Committee of the Board of Directors for the fiscal year in which the Termination Date occurs, payable promptly after the Termination Date,
          (iv) an amount equal to one and one-half (1.5) times Executive’s Base Compensation as then in effect, payable promptly after the Termination Date,
          (v) health and medical benefits as required by Section 3.3 of this Agreement during the eighteen month (18) period following the Termination Date; provided, however, if Executive, Executive’s spouse or Executive’s dependents are ineligible to participate in the Company benefit programs under Section 3.3, the Company shall arrange to reimburse Executive for coverage reasonably comparable to that previously provided under Section 3.3, and further provided that such benefits shall become secondary to primary coverage upon the date or dates Executive receives coverage and benefits which are substantially similar, taken as a whole, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer, and
          (vi) reimbursement for reasonable (in the discretion of the Company) and actual expenses incurred by Executive for six months of out-placement services.
     4. Section 4.10 of the Employment Agreement is hereby amended to read in its entirety as follows:
          4.10 Effect of Section 409A.
     (a) Notwithstanding anything to the contrary contained herein, with respect to payments due to Executive pursuant to Section 4.6(c)(iii)-(iv), 4.9(a)(iii)-(iv), and 4.9(d):
          (i) any portion of such payments which is subject to Section 409A of the Code, including by reason of such payments exceeding the maximum in Treasury Regulation 1.409A-1(b)(9)(iii) based upon two times the lesser of Executive’s annualized compensation or the limitation set forth in Section 401(a)(17) of the Code, shall not be made until the date which is the earlier of the date of Executive’s death and the date which is six (6) months after the date of separation from service on the Termination Date, and
          (ii) if the Termination Date occurs in 2008 and if the amount of any payments to be made in 2008 which is subject to Section 409A of the Code exceeds the amount which is subject to Section 409A of the Code which would have been paid in 2008 had this Agreement not been amended by Amendment Number 1, then the amount of such excess shall not be paid until January 2, 2009, on which date such excess amount shall be paid in a lump sum.
     (b) Notwithstanding anything to the contrary contained herein, in the event that (i) Executive notifies the Company, or the Company notifies Executive, in either case prior to the date on which a payment would otherwise be due under this agreement that Executive (or the Company, as applicable) believe that (x) the operation of this Agreement with respect to any such payment hereunder would fall within the coverage of Section 409A(a)(1) of the IRC and (y) any payment hereunder is to be made on account of IRC Section 409A(a)(2)(A)(i) and Executive is a “specified employee” pursuant to IRC Section 409A(a)(2)(B)(i) then (ii) if Executive’s legal counsel and the Company’s legal counsel, in each case acting reasonably, agree that the foregoing analysis is correct, then such payment shall not be made until the date which is the earlier of the date of Executive’s death and the date which is six (6) months after the date of separation from service (the Termination Date).
     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.
[Signature Page Follows]

HARRIS INTERACTIVE INC.
By:	/s/ Gregory T. Novak
Gregory T. Novak
Chief Executive Officer

/s/ Ronald E. Salluzzo
RONALD E. SALLUZZO

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